EXHIBIT 10.19
January 25, 2006
Martin W. Brauns
c/o Interwoven, Inc.
803 W. 11th Avenue
Sunnyvale, CA 94089
     Re: Terms of Separation
Dear Martin:
     This letter confirms the agreement (this “Agreement”) between you and Interwoven, Inc. (the “Company” or “Interwoven”) concerning the terms of your separation and offers you the separation compensation described below in exchange for a release of claims.
     1. Resignation as an Officer and Director of the Company. You are resigning from your employment as President and Chief Executive Officer of the Company effective on March 31, 2006 (the “Separation Date”), and you will continue your current duties, and be paid at your current cash compensation level, and assist the Company in its search for a new Chief Executive Officer between now and your Separation Date. You are also resigning from the Company’s Board of Directors, effective as of the Separation Date. Effective the date hereof, you will no longer serve as Chairman of the Company’s Board of Directors.
     2. Obligations of the Company.
          a. On the Separation Date, Interwoven will pay you your unpaid wages as of such date, based on your current base salary of $400,000 per year (the “Base Salary”), and all other unpaid compensation, reimbursable expenses, and benefits (including accrued and unused vacation pay as accrued through the Separation Date), all less applicable deductions and withholding; no vacation benefits will accrue beyond the Separation Date. To the extent not previously paid, Interwoven will pay you on the Separation Date such amounts as have been earned by you under the 2005 Executive Officer Incentive Bonus Plan as a Quarterly Bonus for Q4 2005 and as an Annual Bonus for 2005 (and any Quarterly Bonus earned under a 2006 Executive Officer Incentive Bonus Plan), all less applicable deductions and withholding.
          b. In exchange for the release of claims and other promises set forth in this Agreement and the attached Addendum A, Interwoven agrees to provide you with the following Separation Benefits:
               (1) Base Salary. Pay on the six month anniversary of the Separation Date, or such earlier date to the extent such payment will not be subject to tax under Section 409A of the Internal Revenue Code, an amount equal to your Base Salary through December 31, 2007, less applicable deductions and withholding.
               (2) 2006 and 2007 Bonus. On the sixth month anniversary of the Separation Date, or such earlier date to the extent such payment will not be subject to tax under

Martin W.Brauns
January 25, 2006

Section 409A of the Internal Revenue Code, pay you an amount equal to your target bonus for 2006 and 2007, a total of $700,000 less any bonus paid to you with respect to Q1 2006 and applicable deductions and withholding.
               (3) Employee Benefits. To the extent permitted by the Company’s benefits plan providers, Interwoven will provide you and your spouse with continuation of existing group employee benefit coverage, at the Company’s expense, through December 31, 2007. To the extent not so permitted, you will be eligible for group employee benefit coverage continuation, to the extent previously provided by the Company’s group health plans, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any applicable state laws. Provided you timely complete the requisite forms to obtain such continued coverage, Interwoven will pay the cost of such coverage for you and your spouse through December 31, 2007 (or such earlier time as you obtain equivalent or superior benefits from a future employer).
               (4) Stock Options. The sale and transfer restrictions applicable to stock options N202983 and N202966 will continue through December 31, 2007, and will lapse according to the time-based vesting terms applicable to the options prior to effectiveness of the Company’s 2005 option acceleration program, as if you had been employed by the Company through December 31, 2007. In the event of a Change in Control that occurs on or before December 31, 2007, the sale and transfer restrictions will thereupon lapse in full. These stock options, as well as stock option N991808, will remain exercisable through the close of business on December 31, 2006. You are surrendering today stock options N991973, N991966, N991332, N9915451, N9915452, N990189, and N990952 for cancellation and, in exchange, the Company will issue to you 80,000 shares of restricted stock (the “Shares”). Except in the event of a Change in Control, your right to the Shares will not vest until January 1, 2007 and none of the Shares may be sold prior to that date; if a Change in Control occurs prior to January 1, 2007, then all of the Shares will vest immediately prior to the closing of the Change in Control.
               (5) Fees of Counsel. The Company agrees to pay any and all of your reasonable legal expenses in conjunction with the review and execution of this Agreement and Addendum, not to exceed $10,000.
          c. You understand and acknowledge that you will not be entitled to any benefits or payments from Interwoven other than those expressly set forth in this Section 2 (Obligations of the Company). By signing below, you acknowledge that you are receiving the compensation benefits specified in paragraph b. of this Section 2 in consideration for waiving your right to claims referred to in this Agreement, and that you would not otherwise be entitled to them.
     3. Your Obligations. In exchange for the Separation Benefits, you agree to the following:
          a. You agree to promptly provide Interwoven with any information you may have by virtue of the work previously performed by you for the Company, upon reasonable notice and request from the Company through December 31, 2006, not to exceed eight (8) hours per month.

Martin W.Brauns
January 25, 2006

          b. You will execute and deliver the attached letter resigning from the Board of Directors effective on the Separation Date.
          c. You will be bound by and comply with the terms of the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”, a copy of which is attached to this Agreement as Exhibit A). You will return all Company property on or before the Separation Date (unless otherwise agreed in writing), and may retain an electronic and one paper copy, which you will maintain in confidence, of all confidential and proprietary information of the Company in your possession on or before the Separation Date.
          d. You agree that the non-public names and addresses of Interwoven’s customers and suppliers, and all other confidential information related to them, created or obtained by you during your employment, constitute Interwoven’s trade secrets or proprietary or confidential information and remain subject to the obligations under the Confidentiality Agreement.
          e. You will not solicit, initiate, or assist in any solicitation of any Interwoven employee, or independent contractor working full time for the Company, to leave his/her employment with, or terminate his or her services for, the Company or to commence a relationship with you or any other person or entity through December 31, 2007. It is understood and agreed that you may, without breach of this Section 3(e), provide employment-related recommendations and references when requested (other than to an entity by which you are employed or working as an independent consultant).
     4. E-mail, Telephone,Voice Mail and Computer. Except as may otherwise be mutually agreed (in a writing or by e-mail), Interwoven agrees to continue and maintain your Interwoven e-mail address through June 30, 2006, provided that you promptly re-direct to Interwoven all e-mails received that are related to Interwoven’s business; all e-mails relating to Interwoven business shall be confidential and proprietary information subject to the Confidentiality Agreement. In addition, Interwoven agrees to arrange for calls to your Interwoven telephone number to be automatically forwarded after the Separation Date to a telephone number that you supply in writing. You may retain as your personal property your Interwoven-supplied laptop computer and related manuals, materials and accessories. You may also retain your address/phone book listings whether now kept on your laptop or elsewhere.
     5. Release. In consideration of each party’s performance of the obligations of this Agreement, you and Interwoven agree to execute the release (the “Release”) attached to this Agreement as “Addendum A” on the Separation Date.
     6. Arbitration. Any claim, dispute, or controversy arising out of or in any way relating to this Agreement or the alleged breach of this Agreement will be submitted by the parties to binding arbitration in Santa Clara County, California by JAMS or by a judge to be mutually agreed upon. This Section 6 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under the Invention Assignment and Confidentiality Agreement and your obligations under Section 3 hereof.

Martin W.Brauns
January 25, 2006

     7. Attorneys’ Fees. The prevailing party will be entitled to recover from the losing party its attorneys’ fees and costs (including expert witness fees) incurred in any arbitration, lawsuit or other proceeding brought to enforce any right arising out of this Agreement.
     8. Confidentiality; Non-disparagement. Except as required by law or applicable regulation, you and the Company each agree to take every reasonable precaution, prior to the filing of this Agreement with the Securities and Exchange Commission, to disclose any of the terms of this Agreement (other than the fact of your resignation) only to our respective attorneys, accountants, financial advisors, tax authorities, and your spouse. You agree to refrain from disparagement of the Company or any of its employees, directors, products, or services to anyone, including other employees and any past, present, or prospective customers, in any manner likely to be harmful to them, their business, or their business or personal reputations; Interwoven also agrees to refrain from disparagement of you, including in connection with any disclosure or reporting of your resignation, in any manner likely to be harmful to you, your business, or your business or personal reputation. Interwoven agrees that if it is contacted by a potential employer of yours, it will provide a reference statement in such form as we mutually agree. All such contacts should be directed to me on behalf of the Board of Directors.
     9. No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Interwoven, its agents, officers, directors, employees, subsidiaries, affiliates, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
     10. No Knowledge of Wrongdoing. As of the date of this Agreement, (a) you have no knowledge of any present wrongdoing involving improper or false claims against a federal or state governmental or regulatory agency (including listing agencies or exchanges) or any other present such wrongdoing, breach of contract, or breach of any duty owed to the Company, its stockholders or to any third party that involves you or other present or former Interwoven employees, officers or directors, and (b) Interwoven and its directors and officers have no knowledge of any such wrongdoing, breach of contract, or breach of any duty owed to the Company, its stockholders or to any third party that involves you. You agree that you will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company unless under a subpoena or other court order to do so. You agree to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any such disputes, differences, grievances, claims, charges, or complaints against the Company, you shall state no more than that you cannot provide counsel or assistance.
     11. Successors. In addition to you and Interwoven, the provisions of this Agreement will extend and inure to the benefit of, and be binding upon, your heirs, personal representatives, legal successors and assigns and those of Interwoven.
     12. Integration. This Agreement constitutes the entire Agreement between Interwoven and you with respect to the subject matter hereof and supersedes all prior

Martin W.Brauns
January 25, 2006

negotiations and agreements, whether written or oral, with respect to such subject matter, with the exception of (a) your obligations under the Confidentiality Agreement (attached to this Agreement as Exhibit A), (b) the stock option agreements and agreements related to the Company’s 2005 option acceleration program, (c) any restricted stock or other agreement regarding restricted stock or the exchange of certain of your stock options for restricted stock, (d) any agreement providing you with Company sponsored benefits, and (e) any agreement or insurance providing you with rights of indemnity, defense or similar rights, including any with respect to currently threatened or pending disputes, claims or litigation involving you or the Company, so that the Indemnity Agreement between you and Interwoven, and your right to defense and indemnification for acts as a director and/or officer of Interwoven thereunder and under Interwoven’s Bylaws and Certificate of Incorporation or applicable law, as well as under Interwoven’s director and officer insurance coverage, will continue unaffected by this Agreement. In addition, the Indemnity Agreement between you and Interwoven, and your right to defense and indemnification for acts as a director and officer of Interwoven thereunder and under Interwoven’s Bylaws and Certificate of Incorporation, as well as under Interwoven’s director and officer insurance coverage, will continue unaffected by this Agreement.
     13. No Oral Modification. This Agreement may not be altered or amended except by a written document executed by you and, on behalf of Interwoven, by me or my successor as Lead Independent Director.
     14. Governing Law. This Agreement will in all respects be governed by the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents.
     15. Review of Separation Agreement; Effective Date. You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand that you may revoke this Agreement within seven (7) days of signing this document and that the compensation benefits described in Section 2(b) will only occur following that seven (7) day revocation period. This Agreement is effective as of January 25, 2006; provided that the Release, and Interwoven’s obligations pursuant to Section 2(b) above, shall become effective as of the Separation Date on the later of (i) the Separation Date, and (ii) the eighth day after the Release has been signed by both parties (the “Effective Date”), unless sooner revoked by you. If you desire to revoke the Release, you must do so in writing and must deliver (or cause to be delivered) that written revocation to Interwoven’s office and to my attention, prior to the Effective Date.
     16. No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement, except that the Company represents that the person signing this Agreement on behalf of the Company is duly authorized and empowered to do so and that this Agreement will be binding on and enforceable against the Company.

Martin W.Brauns
January 25, 2006

     If the terms outlined in this Agreement are acceptable to you, please sign the attached copy of this letter and the Release and return them to me.

Sincerely,

INTERWOVEN, INC.

/s/ Frank J. Fanzilli, Jr.

By: Frank J. Fanzilli, Jr.
Title: Lead Independent Director
I have read, understand and agree to the terms set forth above:

/s/ Martin Brauns

Signature

Date:	1/25/06

ADDENDUM A
     This General Release of Claims (the “Release”) is between Martin W. Brauns (“Executive”) and Interwoven, Inc. (“Interwoven”), a Delaware corporation.
     1. Release.
          a. Except as otherwise provided in paragraph c. of this Release, Executive, on behalf of himself (including any trust established for the benefit of Executive or any family member), his heirs, executors, administrators, successors and assigns (collectively, the “Executive Parties”), hereby fully and forever releases and discharges Interwoven and its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans (other than claims related to benefits under such plans), and their fiduciaries, predecessors, successors, agents, officers, directors, shareholders, employees and assigns (collectively, the “Company”), from any and all claims, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that any of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date hereof relating to Executive’s employment at Interwoven or his service as an officer or director of Interwoven and his separation from Interwoven (collectively, the “Released Matters”), including without limitation:
               (1) any and all claims relating to or arising from Executive’s employment relationship with Interwoven and the termination of such relationship;
               (2) any and all claims relating to, or arising from, Executive’s right to purchase, actual purchase of, or ownership of, shares of stock of Interwoven, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
               (3) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
               (4) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code section 201, et. seq.;

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               (5) any and all claims for violation of the federal, or any state, constitution as they relate to the Released Matters;
               (6) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
               (7) any and all claims for attorneys’ fees and costs except as provided in this Release or in the Separation Agreement; and
               (8) any and all claims that Executive may have against the Company for any acts occurring at any time prior to the execution of this Release.
          b. Release of Executive. Except as otherwise provided in Paragraphs c and f of this Release, Interwoven, on behalf of itself and all persons included in the Company, hereby fully and forever releases and discharges the Executive Parties from any and all claims, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that any of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date hereof relating to Executive’s employment at Interwoven or his service as an officer or director of Interwoven.
          c. Surviving Obligations and Rights. The foregoing releases do not extend to any obligations incurred under the Separation Agreement (including those obligations described in Section 8 of the Separation Agreement) or any other agreement not integrated into the Separation Agreement; nor shall this release apply with respect to (i) any claims described in paragraph f below, (ii) any agreement or insurance providing Executive with rights of indemnity, defense or similar rights, including any with respect to currently threatened or pending disputes, claims or litigation involving Executive or the Company, so that the Indemnity Agreement between Executive and Interwoven, and Executive’s right to defense and indemnification for acts as a director and/or officer of Interwoven thereunder and under Interwoven’s Bylaws and Certificate of Incorporation or applicable law, as well as under Interwoven’s director and officer insurance cover will continue unaffected by this Release; or (iii) nor shall this Release preclude any of the Executive Parties from receiving their ratable portion of any payment, distribution, dividend, conversion or other rights generally held, made or offered to or by stockholders by virtue of their ownership of shares of the Company.
          d. No Existing Litigation. Executive and Interwoven each represents to the other that it has no lawsuits, claims or actions pending in such party’s name, or on behalf of any other person or entity, against the other party or any other person or entity referred to herein. Each party also represents that such party does not currently intend to bring any such lawsuits, claims or actions on such party’s own behalf against the other or any other person or entity referred to herein. Each party also represents that it is not aware of any such lawsuit, claim or action against the other, other than the claims released by this Release. Each party covenants and agrees never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against the other, any action or other proceeding based upon any claim, demand, cause of action, obligation, damage or liability which is the subject of this Release.

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          e. General Release. Each party acknowledges that it has been advised by legal counsel and is familiar with the provisions of Section 1542 of the Civil Code of the State of California, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR.
Each party expressly waives any right or benefit which such party has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware. The parties acknowledge that in the future they may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release, and that they intend to fully, finally, and forever settle all of the Released Matters in exchange for the Separation Benefits and other mutual promises in the Separation Agreement. This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.
          f. No Release of Certain Claims. Company’s release of Executive does not extend to claims arising out of any act of embezzlement, fraud, or dishonesty by Executive that resulted in financial benefit or personal enrichment for Executive or any related person or affiliated entity of Executive.
     2. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release, and does not prohibit Executive from exercising legal rights that are, as a matter of law, not subject to waiver. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which he was already entitled, and that he has received, or will receive, regardless of the execution of this Release, all wages owed to him together with any accrued but unused vacation pay, less applicable withholding and deductions, earned through the Separation Date. Executive further acknowledges that he has been advised by this writing that:
          a. He should consult with an attorney prior to executing this Release;
          b. He may take up twenty-one (21) days to consider this Release, although Executive may accept the terms of this Release at any time within those 21 days;
          c. He has seven (7) days following the execution of this Release to revoke this Release; and
          d. This Release will not be effective until the revocation period has expired.

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EXECUTIVE’S ACCEPTANCE OF RELEASE:
BEFORE SIGNING MY NAME TO THE RELEASE, EXECUTIVE STATES THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
Date delivered to Executive: January 25, 2006.
Executed this      25th            day of January                       , 2006.

/s/ Martin Brauns
Executive’s Signature
INTERWOVEN’S ACCEPTANCE OF RELEASE:
BEFORE SIGNING THIS RELEASE, INTERWOVEN STATES THE FOLLOWING: THE PERSON SIGNING FOR INTERWOVEN HAS READ THE RELEASE, UNDERSTANDS IT AND KNOWS THAT INTERWOVEN IS GIVING UP IMPORTANT RIGHTS. INTERWOVEN HAS OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE ITS OWN JUDGMENT. IT HAS BEEN ADVISED THAT IT SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND IT HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

INTERWOVEN, INC

By:	/s/ Frank J. Fanzilli, Jr.

Name:	Frank J. Fanzilli, Jr.

Title:	Lead Independent Director

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January 25, 2006
Board of Directors
Interwoven, Inc.
803 W. 11th Avenue
Sunnyvale, CA 94089
     Re: Resignation from the Board of Directors
Gentlemen:
     I hereby submit my resignation from the Board of Directors of Interwoven, Inc., effective March 31, 2006.

Very truly yours,

/s/ Martin W. Brauns

Martin W. Brauns